UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No.)
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VIRCO MFG. CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Virco Mfg. Corporation
2027 Harpers Way
Torrance, California 90501
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 8, 2010
     The 2010 Annual Meeting of Stockholders (“Annual Meeting”) of Virco Mfg. Corporation, a Delaware corporation (the “Company”), will be held on Tuesday, June 8, 2010, at 10:00 a.m. Pacific Time at the Company’s principal executive offices located at 2027 Harpers Way, Torrance, CA 90501, for the following purposes:
1.	To elect the three directors named in the Proxy Statement to serve until the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2010;

3.	To transact such other business as may properly come before the Annual Meeting.
     These items are more fully described in the following pages, which are made part of this notice.
     The Board of Directors has fixed the close of business on April 16, 2010, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments and postponements thereof. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. For further details, see your proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient for you, and it also saves the Company significant postage and processing costs.
     This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner, as discussed in more detail in the Proxy Statement. Therefore, if your shares are held through a brokerage firm, bank or other nominee, they will not be voted in the election of directors unless you provide voting instructions to your brokerage firm, bank or other nominee.

By Order of the Board of Directors
/s/ Robert E. Dose
Robert E. Dose
Secretary

Torrance, California
May 10, 2010

Virco Mfg. Corporation
2027 Harpers Way
Torrance, California 90501

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS, June 8, 2010
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on
June 8, 2010
The Proxy Statement and accompanying Annual Report to Stockholders are available at
http://service.virco.com/financialinfo
GENERAL INFORMATION
     This Proxy Statement is being mailed to stockholders of Virco Mfg. Corporation, a Delaware corporation (the “Company”), on or about May 10, 2010, in connection with the solicitation by the Board of Directors of proxies to be used at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Tuesday, June 8, 2010, at 10:00 a.m. Pacific Time at the Company’s principal executive offices located at 2027 Harpers Way, Torrance, CA 90501, and any and all adjournments and postponements thereof.
     The cost of preparing, assembling and mailing the Notice of the Annual Meeting, Proxy Statement and form of proxy and the solicitation of proxies will be paid by the Company. Proxies may be solicited in person or by telephone, telegraph, e-mail or other electronic means by personnel of the Company who will not receive any additional compensation for such solicitation. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.
RECORD DATE AND VOTING
     The close of business on April 16, 2010, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On that date there were 14,138,044 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), outstanding. All voting rights are vested exclusively in the holders of the Company’s Common Stock. Each share of Common Stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders, except that as to the election of directors, stockholders may cumulate their votes. Because three directors are to be elected, cumulative voting means that each stockholder may cast a number of votes equal to three times the number of shares actually owned. That number of votes may be cast for one nominee, divided equally among each of the nominees or divided among the nominees in any other manner.
     In all matters other than the election of directors, the affirmative vote of the majority of votes cast will be the act of the stockholders. Directors will be elected by a plurality of the votes cast. Shares as to which a stockholder withholds voting authority, abstentions and broker non-votes will have no effect on the outcome of the proposals. A broker non-vote occurs when a bank, broker or other nominee does not have authority to vote on a particular item without instructions from the beneficial owner and has not received instructions. Under recent amendments to the rules of the New York Stock Exchange, brokers and other nominees can no longer exercise voting discretion with respect to the election of directors if stockholders do not provide voting instructions.
     Each proxy received will be voted for the Board’s nominees for election as directors and in accordance with the recommendations of the Board of Directors contained in this Proxy Statement, unless the stockholder otherwise directs in his or her proxy. Where the stockholder has appropriately directed how the proxy is to be voted, it will be voted according to his or her direction. Stockholders wishing to cumulate their votes should make an explicit statement of the intent to cumulate votes by so indicating in writing on the proxy card. Stockholders holding shares beneficially in street name who wish to cumulate votes should contact their broker, trustee or nominee.
     Any stockholder has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by submitting written notice of revocation to the Secretary of the Company at the Company’s principal executive offices located at 2027 Harpers Way, Torrance, California 90501, by appearing at the Annual Meeting and voting in person or by filing a duly executed proxy bearing a later date, either in person at the Annual Meeting, via the Internet, by telephone, or by mail. Please consult the instructions included with your proxy card for how to vote your shares.

PROPOSAL 1
ELECTION OF DIRECTORS
     The Certificate of Incorporation of the Company provides for the division of the Board of Directors into three classes as nearly equal in number as possible. In accordance with the Certificate of Incorporation, the Board of Directors has nominated Douglas A. Virtue, Thomas J. Schulte, and Albert J. Moyer to serve as Class III directors on the Board of Directors with terms expiring at the 2013 Annual Meeting of Stockholders.
     It is intended that the proxies solicited by this Proxy Statement will be voted in favor of the election of Messrs. Virtue, Schulte, and Moyer, unless authority to do so is withheld. Should any of such nominees be unable to serve as a director or should any additional vacancy occur before the election (which events are not anticipated), proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. In the event that any person other than the nominees named below should be nominated for election as a director, the proxies may be voted cumulatively for less than all of the nominees.
     The following table sets forth certain information with respect to each of the nominees, as well as each of the six continuing directors. The Board of Directors recommends that you vote “FOR” the election of the Class III nominees.

Name	Age	Biographical Information, Skills and Qualifications	Director Since
Nominees for Class III Directors Whose Terms Expire in 2013:

Douglas A. Virtue	51	Executive Vice President of the Company since December 1997; previously General Manager of the Torrance Division of the Company. Mr. Virtue brings to the Board 25 years of experience and knowledge of the Company’s business, operations, and culture.	1992

Thomas J. Schulte	53	Managing Partner of RBZ, a public accounting firm from 1997 to 2007. Currently Partner-In-Charge of RBZ Audit Group since 2007. Mr. Schulte brings to the Board extensive financial experience including over 30 years as a Certified Public Accountant and qualifies as an “audit committee financial expert”.	2007

Albert J. Moyer	66	Board member of MaxLinear, Inc., LaserCard Corporation, Occam Networks Inc., Collectors Universe, Inc., CalAmp Corporation, and QAD Inc. (4/2000 to 6/2005); Chief Financial Officer of Allergan Inc. (1995-1998); Chief Financial Officer for QAD Inc. (1998-2000); President of the commercial division of the Profit Recovery Group International, Inc. (2000); consultant to QAD Inc. (2000-2002). Mr. Moyer brings to the Board over 40 years of financial and manufacturing experience, experience as CFO of several large public companies, and qualifies as an “audit committee financial expert”.	2004

Name	Age	Principal Occupation	Director Since
Class I Directors Whose Terms Expire in 2011:

Donald S. Friesz	80	Vice President Sales and Marketing of the Company from 1982 to February 1996. Mr. Friesz has been retired since 1996. Mr. Friesz brings to the Board more than 50 years of marketing services and manufacturing experience in the Company’s core education market.	1992

Glen D. Parish	72	Vice President of the Company and General Manager of the Conway Division from 1999 to 2004; previously Vice President of Conway Sales and Marketing. Mr. Parish has been retired since 2004. Mr. Parish brings to the Board more than 40 years of experience in sales, marketing, and operations in the Company’s core education market.	1999

James R. Wilburn	77	Dean of the School of Public Policy, Pepperdine University, since September 1997; previously Dean of the School of Business and Management, Pepperdine University (1982-1994); Professor of Business Strategy, Pepperdine University (1994-1996); Board member of The Olsen Company since 1990, Independence Bank since 2004, and Electronic Sensor Tech since 2005. Mr. Wilburn brings to the Board extensive financial, governance, and strategic planning experience.	1986

Class II Directors Whose Terms Expire in 2012:

Robert A. Virtue	77	Chairman of the Board and Chief Executive Officer of the Company since 1990; President of the Company since August 1982. Mr. Virtue brings to the Board more than 50 years of experience and knowledge of the Company’s business, operations, and culture.	1956

Robert K. Montgomery	71	Managing Director of Montgomery Vineyard, a Napa Valley grapegrowing, wine producing enerprise. Mr. Montgomery is also a Retired Former Partner of Gibson, Dunn & Crutcher LLP, a law firm in which Mr. Montgomery was a Partner from 1971 to 2008. Mr. Montgomery brings to the Board extensive legal and board governance expertise and experience.	2000

Donald A. Patrick	85	Vice President and founder of Diversified Business Resources, Inc. (mergers, acquisitions and business consultants) from 1988 to 2004. Mr. Patrick retired in 2004. Mr. Patrick brings to the Board extensive financial and project management expertise.	1983

CORPORATE GOVERNANCE
Meetings and Independence
     Each director of the Company serving in fiscal 2009 attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees on which he served. The Board of Directors held six meetings in fiscal 2009. In addition, the independent directors hold two regularly scheduled executive session meetings each fiscal year outside the presence of management as well as additional meetings as are necessary. Directors are expected to attend the Annual Meeting of Stockholders. Last year all of the directors attended the 2009 Annual Meeting of Stockholders.
     The Board of Directors has determined that the following directors, who constitute a majority of the Board of Directors, are “independent directors” as defined by the NASDAQ Stock Market listing standards: Messrs. Friesz, Moyer, Montgomery, Patrick, Parish, Schulte and Wilburn. Mr. Robert A. Virtue is Mr. Douglas A. Virtue’s father.
Leadership Structure
     Currently, Mr. Virtue serves as Chairman and Chief Executive Officer of the Company. Because the Board also believes that strong, independent Board leadership is a critical component of effective corporate governance, the Board has established the position of lead independent director. The lead independent director position rotates among the independent directors periodically as determined by the independent directors. Mr. Moyer currently functions as the lead independent director. The lead independent director’s responsibilities and authority include providing input to the Chairman and CEO on preparation of agendas for Board and committee meetings and communicating to the Chairman and CEO the substance of the discussions and consensus reached at the meetings of independent directors. In addition, the Company has strong governance structures and processes in place to ensure the independence of the Board, eliminate conflicts of interest, and prevent dominance of the Board by management. For example, all Directors, with the exception of Mr. Robert Virtue and Mr. Douglas Virtue are independent as defined by the listing standards of the NASDAQ Stock Market, and all committees are made up entirely of independent directors.
The Board’s Role in Risk Oversight
     The Board is actively involved in the oversight of risks that could affect the Company. The Board administers its risk oversight role primarily through its committee structure. In 2010, the Audit Committee assumed primary responsibility for overseeing the Board’s execution of its risk management oversight responsibility. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces. The existing Board leadership structure discussed above encourages communication between management, including the Chairman of the Board, Lead Independent Director and the independent directors. We believe that this communication improves the Company’s identification and implementation of effective risk management strategies.
     The Compensation Committee assumed responsibility for risks arising from our compensation policies and practices. During fiscal year 2009, the Compensation Committee assessed the risks, if any, arising from the Company’s compensation policies and practices for its employees. In performing its risk assessment, the Compensation Committee considered the balance between fixed and variable income, balance between short-term and long-term performance-based incentive program, and the linkage of performance incentives to the Company’s strategic and annual operating plans.
Audit Committee
     The Board of Directors has a standing Audit Committee that which is composed of Messrs. Schulte (Chair), Friesz, Moyer and Patrick. The Audit Committee held two on-site meetings and four telephonic meetings in fiscal 2009. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. The functions of the Audit Committee include: reviewing the financial statements of the Company; reviewing the scope of the annual audit by the Company’s independent auditors; and reviewing the audit reports rendered by such independent auditors. Among other things, the Audit Committee is directly responsible for: the appointment, compensation, retention and oversight of the independent auditors; reviewing the independent auditors’ qualifications and independence; reviewing the plans and results of the audit engagement with the independent auditors; approving professional services provided by the independent auditors and approving financial reporting principles and policies; considering the range of audit and non-audit fees; reviewing the adequacy of the Company’s internal accounting controls; and working to ensure the integrity of financial information supplied to stockholders. The Audit Committee also has the other responsibilities enumerated in its charter, and examines and considers additional matters as it deems appropriate. The Audit Committee’s charter is available on the Company’s website at www.virco.com. Each of the Audit Committee members is an “independent director” as that term is defined for audit committee members by the listing standards of the NASDAQ Stock Market. The Board of Directors has determined that Mr. Schulte, who is the chair of the Audit Committee, and Mr. Moyer, qualify as “audit committee financial experts,” as that term is defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board reevaluates the composition of the Audit Committee on an annual basis to ensure that its composition remains in the best interests of the Company and its stockholders.
Compensation Committee
     The Board of Directors has a standing Compensation Committee which is composed of Messrs. Moyer (Chair), Patrick, Montgomery and Wilburn, all of whom are “independent directors” as defined in the listing standards of the NASDAQ Stock Market. The function of Compensation Committee is, among other things, to: set the Company’s compensation policy and administer the Company’s compensation plans; make decisions on the compensation of key Company executives (including the review and approval of merit/other compensation budgets and payouts under the Company’s incentive plans); review and approve compensation and employment agreements of the Company’s executive officers; and recommend pay levels for members of the Board of Directors for consideration and approval by the full Board of Directors. As discussed above under “The Board’s Role in Risk Oversight,” the Compensation Committee oversees the design and implementation of the incentives and risks associated with the Company’s compensation policies and practices. The Compensation Committee may consult with the Chief Executive Officer and other members of senior management as it deems necessary and engage the assistance of outside consultants to assist in determining and establishing the Company’s compensation policies. [During fiscal 2009, the Company did not engage the assistance of compensation consultants.] The Compensation Committee held three on-site meetings in fiscal 2009. The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.virco.com.
Corporate Governance/Nominating Committee
     The Board of Directors has a standing Corporate Governance/Nominating Committee which is composed of Messrs. Montgomery (Chair), Friesz, Moyer, Patrick, Parish, Schulte and Wilburn, all of whom are “independent directors” as defined in the listing standards of the NASDAQ Stock Market. During fiscal 2009, the Corporate Governance/Nominating Committee held four meetings. Each of these meetings was held outside the presence of management.
     The Corporate Governance/Nominating Committee’s function is to identify and recommend from time to time candidates for nomination for election as directors of the Company. Candidates may come to the attention of the Corporate Governance/Nominating Committee through members of the Board of Directors, stockholders or other persons. Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. Candidates are evaluated at regular or special meetings, and may be considered at any point during the year, depending on the Company’s needs. The Corporate Governance/Nominating Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available to stockholders on the Company’s website at www.virco.com. In evaluating nominations, the Corporate Governance/Nominating Committee considers a variety of criteria, including business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board of Directors activities and the absence of potential conflicts with the Company’s interests. The Corporate Governance/Nominating Committee has not established any specific minimum qualification standards for nominees to the Board of Directors, although from time to time the Corporate Governance/Nominating Committee may identify certain skills or attributes (e.g., financial experience, business experience) as being particularly desirable to meet specific Board of Director needs that may arise. To recommend a prospective nominee for the Corporate Governance/Nominating Committee’s consideration, you may submit a candidate’s name and qualifications to the Company’s Corporate Secretary at 2027 Harpers Way, Torrance, California 90501, Attention: Robert E. Dose.
Communications with the Board of Directors
     Any stockholder interested in communicating with individual members of the Board of Directors, the Board of Directors as a whole, any of the committees of the Board or the independent directors as a group may send written communications to the Board of Directors, any committee of the Board of Directors or any director or directors of the Company at 2027 Harpers Way, Torrance, California 90501, Attention: Robert E. Dose, Secretary. Communications received in writing are forwarded to the Board of Directors, or the committee or individual director or directors to whom the communication is directed, unless, at his discretion, the Secretary determines that the communication is of a commercial or frivolous nature, is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is otherwise inappropriate for the Board of Directors’ consideration. In such cases, such correspondence may be forwarded elsewhere in the Company for review and possible response. The Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.
Code of Ethics
     The Company has adopted a “Code of Ethics,” which is applicable to its chief executive officer and senior financial officers, including the principal accounting officer. The “Code of Ethics” is available on the Company’s website at www.virco.com. The Company intends to post amendments to or waivers under the Code of Ethics on its website. Upon written request, the Company will provide a copy of the Code of Ethics free of charge. Requests should be directed to Virco Mfg. Corporation, 2027 Harpers Way, Torrance, California 90501, Attention: Robert E. Dose, Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Shares Owned By Directors, Management and Principal Stockholders
     The following table sets forth information as of April 16, 2010 (unless otherwise indicated), relating to the beneficial ownership of the Company’s Common Stock (i) by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, (ii) by each director or nominee of the Company, (iii) by each Named Executive Officer of the Company as named in the Summary Compensation Table and (iv) by all executive officers and directors of the Company as a group. Unless otherwise indicated, the mailing address of each of the persons named is c/o Virco Mfg. Corporation, 2027 Harpers Way, Torrance, California 90501.

	Amount and Nature
	of Beneficial
	Ownership	Percent of Class
Name of Beneficial Owner *	(1)	(%)
Wedbush Inc. (1)	1,720,389	11.96
Athena Capital Management (2)	836,665	5.92
Robert A. Virtue (3) (4)	311,490	2.20
Chairman of the Board of Directors, President and Chief Executive Officer
Douglas A. Virtue (4)	619,571	4.39
Director, Executive Vice President
Donald S. Friesz	79,281	(5)
Director
Thomas J. Schulte	14,055	(5)
Director
Albert J. Moyer	20,575	(5)
Director
Robert K. Montgomery	31,526	(5)
Director
Glen D. Parish	41,973	(5)
Director, Former Vice President, General Manager
Donald A. Patrick	64,504	(5)
Director
James R. Wilburn	31,381	(5)
Director
Robert E. Dose	29,164	(5)
Vice President Finance, Secretary, Treasurer
Lori L. Swafford	23,014	(5)
Vice President & Corporate Counsel
Larry O. Wonder	37,293	(5)
Vice President, Sales
All executive officers and directors as a group (18 persons)	1,379,117	10.36

(*)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. For purposes of this table, a person is deemed to be the “beneficial owner” of any security if the person has the right to acquire beneficial ownership of such security within 60 days of April 16, 2010, including but not limited to, any right to acquire through the exercise of any option, warrant or right or through the conversion of a security. Amounts for Messrs. Robert Virtue, Douglas Virtue, Friesz, Schulte, Moyer, Montgomery, Parish, Patrick, Wilburn, Dose, Swafford, Wonder, and all executive officers and directors as a group, include 4,000, 4,000, 0, 0, 0, 0, 12,100, 0, 0, 4,000, 4,000, 4,000 and 61,759 shares issuable upon exercise of options or conversion of restricted stock units, respectively, and 33,675, 26,334, 0, 0, 0, 0, 7,014, 0, 0, 5,627, 768, 21,104 and 73,580 shares held under the Company’s 401(k) Plan as of April 16, 2010, respectively.

(1)	Reflects information as of December 31, 2009, as reported in a Schedule 13G/A filing on February 17, 2010, by Wedbush, Inc., Edward W. Wedbush and Wedbush Morgan Securities, Inc. Includes the total number of shares of Common Stock and shares issuable under currently exercisable warrants, that are held by each of Wedbush, Inc., Edward W. Wedbush and Wedbush Morgan Securities, Inc. Also includes 277,627 shares of Common Stock, and 53,925 shares of Common Stock issuable under currently exercisable warrants, that are beneficially owned by customers of Wedbush Morgan Securities, Inc., over which Wedbush Morgan Securities, Inc. has dispositive power. The reporting persons disclaim any beneficial ownership over such shares. The reporting persons share voting power with respect to 1,388,837 shares of Common Stock and share dispositive power with respect to 1,720,389 shares of Common Stock. Business addresses of the above filers are as follows: Wedbush, Inc. — 1000 Wilshire Blvd., Los Angeles, CA 90017-2457; Edward W. Wedbush— P.O. Box 30014, Los Angeles, CA 90030-0014; Wedbush Morgan Securities, Inc. — P.O. Box 30014, Los Angeles, CA 90030-0014.

(2)	Reflects information as of December 31, 2009, as reported in a Schedule 13G/A filing on February 3, 2010 by David P. Cohen, Athena Capital Management, Inc., and Minerva Group, LP. The address for each of David P. Cohen, Athena Capital Management, Inc. and Minerva Group, LP is 50 Monument Road, Suite 201, Bala Cynwyd, PA 19004.

(3)	Excludes 1,712,084 shares owned beneficially by Mr. Robert Virtue’s adult children, including Mr. Douglas Virtue, as to which Mr. Robert Virtue disclaims beneficial ownership.

(4)	Douglas A. Virtue is Robert A. Virtue’s son. The total number of shares beneficially owned by Mr. Robert A. Virtue, his brothers Raymond W. Virtue and Richard J. Virtue, his sister, Nancy Virtue-Cutshall, their children (which includes Mr. Douglas A. Virtue) and their mother, Mrs. Julian A. Virtue, aggregate 5,625,937 shares or 40.15% of the total shares of Common Stock outstanding. Robert A. Virtue, Richard J. Virtue, Raymond W. Virtue, Nancy Virtue-Cutshall and certain of their respective spouses and children (including Douglas A. Virtue) (collectively, the “Virtue Stockholders”) and the Company have entered into an agreement with respect to certain shares of the Company’s Common Stock received by the Virtue Stockholders as gifts from the founder, Julian A. Virtue, including shares received in subsequent stock dividends in respect of such shares. Under the agreement, each Virtue Stockholder who proposes to sell any of such shares is required to provide the remaining Virtue Stockholders notice of the terms of such proposed sale. Each of the remaining Virtue Stockholders is entitled to purchase any or all of such shares on the terms set forth in the notice. The Company may purchase any shares not purchased by such remaining Virtue Stockholders on such terms. The agreement also provides for a similar right of first refusal in the event of the death or bankruptcy of a Virtue Stockholder, except that the purchase price for the shares is to be based upon the then prevailing sales price of the Company’s Common Stock on the NASDAQ Market Exchange.

(5)	Less than 1%.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Objectives of the Compensation Program
     The objectives of the Company’s executive compensation program are to: 1) attract, motivate and retain highly qualified executives; 2) link total compensation to stockholder returns; 3) reflect individual contributions to the performance of the Company; 4) insure appropriate balance between long-term value creation and short-term performance by including equity as part of total compensation; and 5) maintain internal fairness and morale by comparing executive compensation, including perquisites and non-cash benefits, to the aggregated average compensation and benefits of the Company’s top 25 managers.
     The Compensation Committee recommends and the Board approves the base salaries, annual bonus plan, and long-term incentives of the Company’s Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”), and the three other most highly compensated executives. Throughout this Compensation Discussion & Analysis (“CD&A”), the CEO, CFO and three other most highly compensated executives are referred to collectively as the “Named Executive Officers.”
What the Compensation Program is Designed to Reward
     The program is designed to support annual and long-term business goals that create profitable growth and long-term value for stockholders.
Elements of Compensation Program
     The Company’s executive compensation program consists of three main elements: 1) base salary, which is tied to individual job duties; 2) annual bonus plan cash incentives, which are mathematically linked to the Company’s Annual Operating Plan, and specifically to pre-tax profits and annual sales volume; and 3) long-term equity incentives, the value of which are linked to the Company’s stock price. Ancillary benefits such as health insurance, retirement benefits, and an automobile allowance are also part of the executive compensation program. As with the three main elements of the program, these ancillary benefits are compared to similar benefits provided to the Company’s top 25 managers.
     The combination of base salary, annual incentive, long-term incentive, and ancillary benefits is referred to as Total Compensation. The Company has established a target of “market median” for the Total Compensation of Named Executive Officers as determined by scale-, geography- and date-adjusted national compensation surveys from Wyatt Total Reward, Wyatt CQ Survey, Mercer Manufacturing Compensation Survey, Mercer Manufacturing Industry Market View, National Assoc. of Manufacturers, and Employers Group Research Services Survey.
     All of these surveys are given equal weighting. The Company intentionally uses a broad comparison group for executive compensation because the competition for executive talent extends beyond the Company’s direct competitors and industry. The Company believes that this breadth of executive compensation data, conservatively adjusted for firm size, geographic location and cost of living, and the age of the data, provides for the fairest and most equitable “market median.” The same method of establishing a market median total compensation target is used for the Company’s top 25 managers.
     In determining the final Total Compensation for Named Executive Officers, the Compensation Committee attempts to balance “external equity” as defined by “market median,” with “internal equity” as defined by the aggregated average Total Compensation for the Company’s top 25 managers. It is the Company’s belief that this approach to establishing Total Compensation for Named Executive Officers results in better teamwork and morale among the entire management team, thus linking executive and management compensation with short- and long-term value creation for stockholders.

Base Salary
     Base salary is intended to reward Named Executive Officers and other employees for their roles within the Company and their performance in those roles. The Company determines the base salary range for a particular position by evaluating 1) the duties, complexities and responsibilities of the position; 2) the level of experience required; and 3) the compensation for positions having similar scope and accountability within and outside the Company (through survey data as described above). The Company did not increase base salaries for the Named Executive Officers for fiscal 2008 or 2009 and does not anticipate increasing base salaries for Named Executive Officers in fiscal 2010.
Annual Incentives
     The Named Executive Officers are eligible for annual cash incentives under the Company’s Annual Bonus Plan, which is approved by the Board of Directors at the beginning of the Company’s fiscal year as part of its Annual Operating Plan. To reward Named Executive Officers and other salaried managers for achieving the financial performance set forth in the Annual Operating Plan, the Board of Directors establishes a minimum level of financial performance above which a cash bonus will be paid. For achieving the minimum threshold, the Named Executive Officers receive a cash bonus equal to 15% of their base salary. For achieving the “target” pre-tax profit, Named Executive Officers receive a 35% cash bonus. The maximum possible cash bonus for Named Executive Officers is capped at 50% of base salary. The threshold, target and maximum bonus levels for each Named Executive Officer were determined by reference to the survey data and other factors described above.
     For fiscal 2009, the threshold for receiving a minimum bonus was achieving $210 million in annual sales and $4,000,000 in pre-tax earnings after accruing an earned bonus provision of approximately $206,000 for the Named Executive Officers. No cash bonus payment was made to the Named Executive Officers under the Annual Bonus Plan for fiscal 2009 as the Company’s sales and pre-tax earnings did not exceed this threshold.
Long-Term Incentives
     The Company believes that the most powerful incentive to focus Named Executive Officers on long-term value creation is long-term ownership of Company stock. Under the Company’s current long-term incentive program, Named Executive Officers and top managers receive periodic grants of Restricted Stock Units (“RSUs”). The Company uses RSUs rather than options because it has been the Company’s experience that RSUs are more likely to result in a growing ownership position of Company stock and thereby align the interests of executives and stockholders.
     On the date of the 2009 Annual Meeting of Stockholders and Board of Directors meeting, June 16, 2009, each Named Executive Officer was granted 20,000 RSUs, vesting ratably over a five-year period. The number of RSUs granted to each Named Executive Officer in fiscal 2009 was determined by reference to historical grant levels provided to Company executives, as well as the factors described above. Each Named Executive Officer received the same number of RSUs in order to foster internal pay equity and the Company’s “one-team” management approach. The Company did not grant RSUs to Named Executive Officers in fiscal 2008. On the date of the 2007 Annual Meeting of Stockholders and Board of Directors meeting on June 19, 2007, each Named Executive Officer was granted 15,000 RSUs, vesting ratably over a five-year period.
     If awarded, grants of RSUs are typically approved at the Board of Directors meeting immediately following the Annual Meeting of Stockholders. The meeting dates are set well in advance and occur approximately two weeks following the release of the First Quarter results. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company.
Other Compensation Elements
     Perquisites — The Company provides Named Executive Officers with a Company automobile or cash allowance of $22,800 per year under a program available to all officers of the Company. The Company does not provide Named Executive Officers with any other perquisites such as country club memberships and the Company does not own or lease an aircraft. Company-provided travel for executives is for business purposes only.
     Other Benefits — Executives participate in the same health, disability and life insurance programs as are provided to other Company employees. In addition, the Named Executive Officers participate in the Company’s tax-qualified defined benefit pension plan (the Virco Mfg. Corporation Employees Retirement Plan) and nonqualified supplement retirement plan (the Virco Important Performers (VIP) Plan). As more fully disclosed in the MD&A and Footnote 4 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 (“Form 10-K”), these retirement plans were frozen effective December 31, 2003, and additional benefit accruals for all Named Executive Officers ceased on that date.
Post-Employment and Other Events
     The Company does not have employment agreements with any of the Named Executive Officers, and is not obligated to provide termination pay or other severance benefits to any of its Named Executive Officers. In general, the benefits provided or available to Named Executive Officers upon retirement, death, disability or other termination of employment or upon the occurrence of a change-in-control event are the same as those provided or made available to salaried employees generally.
     Pursuant to the Company’s 1997 and 2007 Stock Incentive Plans, vesting of all outstanding stock and option awards is accelerated upon a change-in-control. In addition, under the Virco Important Performers (VIP) Plan, vesting of retirement benefits is accelerated upon the occurrence of a change-in-control or the death of the participant. All Named Executive Officers are currently fully vested in all retirement programs, and would receive no additional benefit upon occurrence of a change-in-control. These benefits are provided to salaried employees generally and are intended to ensure that management remains focused on stockholder value when evaluating strategic alternatives.
Tax Deductibility of Executive Compensation
     The Company seeks to structure its compensation arrangements to maximize the tax deductibility of all components of executive compensation unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Compensation Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be fully deductible. Thus, deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. In fiscal 2008, all compensation paid to executives was fully deductible; no executive officer exceeded the $1 million limit under Section 162(m) of the Internal Revenue Code with regard to non-performance-based compensation.
Impact of Prior Compensation in Setting Elements of Compensation
     Prior compensation of the Named Executive Officers does not impact how the Company sets elements of current compensation. The Compensation Committee believes the competitive environment that the Company operates in mandates that current total compensation be set at levels sufficient to attract, motivate and retain top management, which requires the Company to set compensation amounts based on current Company and business conditions.
Executive Stock Ownership Guideline
     The Company has not adopted executive stock ownership guidelines. While there are no guidelines, two of the Named Executive Officers, Robert A. Virtue and Douglas A. Virtue, own 2.2% and 4.39%, respectively, of the outstanding shares of the Company’s Common Stock. Messrs. R. Virtue and D. Virtue are members of the Virtue Family and subject to the terms of the Virtue Family Agreement discussed in the “Security Ownership” section of this Proxy Statement. The Virtue Family owns approximately 40% of the Company’s outstanding Common Stock.

Impact of Restatements that Retroactively Impact Financial Goals
     The Company has not restated or retroactively adjusted financial information that has impacted the financial statements or goals related to previous bonus or long-term award payouts. If financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based compensation paid to Named Executive Officers who are found to be personally responsible for the fraud or intentional misconduct that led to the restatement and may, to the extent permitted by applicable law, seek to recover amounts paid in excess of the amounts that would have been paid based on the restated financial results.
The Role of the Executives in Determining Compensation
     While the Compensation Committee is primarily responsible for, and has sole discretion with respect to, reviewing and making determinations with respect to executive compensation, the CEO and Executive Vice President provide input and views with respect to compensation for the other Named Executive Officers. The Compensation Committee believes that the CEO’s and Executive Vice President’s views are critical in determining the compensation of other Named Executive Officers because the CEO and Executive Vice President have day-to-day involvement with these Named Executive Officers and are in the best position to assess their performance, abilities, and contribution to the success of the Company.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended January 31, 2010, as required by Item 402(b) of Regulation S-K under the Exchange Act of 1934 with management, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Albert J. Moyer, Chair
Donald A. Patrick
Robert K. Montgomery
Dr. James R. Wilburn
     The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.
Compensation Committee Interlocks and Insider Participation
     During fiscal 2009, the Compensation Committee was comprised of Messrs. Moyer, Patrick, Montgomery, and Wilburn, none of whom is a current or former officer of the Company. Mr. Montgomery is a senior counsel of the law firm Gibson, Dunn & Crutcher LLP, which has provided legal services to the Company. The Company expects that such law firm will continue to render legal services to the Company in the future. There are no interlocking board memberships between officers of the Company and any member of the Compensation Committee.

Summary Compensation Table for Fiscal 2009, 2008 & 2007
     The table below sets forth the compensation awarded to, earned by, or paid to, each of the Named Executive Officers for Fiscal 2009, 2008 and 2007. The Company has no employment agreements with any of its executives. While employed, executives are entitled to base salary, participation in the executive compensation programs identified in the tables below and discussed in the CD&A and other benefits common to all employees. The performance-based conditions associated with the Bonus Plan as well as salary and bonus in proportion to total compensation are discussed in detail throughout the CD&A.

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Position	Year	($)	($) (1)	($) (2)	($)	($) (3)	($)(4)	($)

Robert A. Virtue	2009	420,580	—	70,200	—	—	10,900	501,680
President & CEO	2008	420,580	—	—	—	—	11,156	431,736
	2007	408,768	—	101,850	153,972	115,239	15,142	794,971

Douglas A. Virtue	2009	261,234	—	70,200	—	115,271	7,531	454,236
Executive Vice President	2008	261,234	—	—	—	—	7,592	268,826
	2007	258,715	—	101,850	98,982	—	8,372	467,919

Robert E, Dose	2009	270,292	—	70,200	—	102,762	22,800	466,054
Vice President Finance	2008	270,292	23,906	—	—		22,750	316,948
	2007	248,080	—	101,850	93,483	2,228	26,200	471,841

Lori L. Swafford	2009	230,580	—	70,200	—	93,111	26,223	420,114
Vice President &	2008	230,580	21,563	—	—		26,168	278,311
Corporate Counsel	2007	224,330	—	101,850	84,318	—	29,244	439,742

Larry O. Wonder	2009	200,580	—	70,200	—	105,610	13,145	389,535
Vice President Sales	2008	200,580	18,750	—	—		12,418	231,748
	2007	197,068	—	101,850	73,320	8,229	16,277	396,744

(1)	The amounts shown in this column reflect discretionary bonuses approved by the Board of Directors.

(2)	The amounts shown in this column are the aggregate grant date fair value of stock awards granted during the applicable fiscal year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB 718”). The assumptions used to calculate these figures are described in Footnote #5 of the Company’s Form 10-K for the applicable fiscal year.

(3)	The amounts shown in this column are based on the same assumptions used in the preparation of the Company’s 2009 financial statements, which are described in the MD&A and Footnote #4 to the Company’s Form 10-K for the year ended January 31, 2010. The Pension Plans that the Named Executive Officers participate in were frozen in 2003. The Named Executive Officers did not accrue any additional benefits during 2009. The change in pension amounts include the effect of a change in discount rate from 6.75% in 2008 to 5.75% in 2009 for the qualified plan and a change in discount rate from 6.75% in 2008 to 6.00% in 2009 for the VIP Plan, utilization of a more current mortality table, and the decrease in the discount period.

(4)	The amounts in this column include automobile allowances, the value of personal use of a Company provided vehicle, payments under a mortgage assistance plan that was terminated in May 2007, and medical insurance for domestic partners.

Grants of Plan-Based Awards for Fiscal 2009
     The table below sets forth the grants of plan-based awards to the Named Executive Officers during fiscal 2009 under the Company’s Annual Bonus Plan and the Company’s 2007 Stock Incentive Plan.

					All Other
					Stock
					Awards:	Grant Date Fair
		Estimated Future Payouts Under			Number	Value
		Non-Equity Incentive Plan Awards			of Shares	of Stock
		(1)			of Stocks	and Option
		Threshold	Target	Maximum	or Units	Awards
Name and Position	Grant Date	($)	($)	($)	(#)	($)

Robert A. Virtue	N/A	63,000	147,000	210,000
President & CEO	6/19/2009				20,000	70,200

Douglas A. Virtue	N/A	40,500	94,500	135,000
Executive Vice President	6/19/2009				20,000	70,200

Robert E, Dose	N/A	38,250	89,250	127,500
Vice President Finance	6/19/2009				20,000	70,200

Lori L. Swafford	N/A	34,500	80,500	115,000
Vice President &	6/19/2009				20,000	70,200
Corporate Counsel

Larry O. Wonder	N/A	30,000	70,000	100,000
Vice President Sales	6/19/2009				20,000	70,200

(1)	Cash amounts in this table pertain the Bonus Plan described under “Annual Incentives” in the CD&A.

Outstanding Equity Awards at Fiscal Year-End 2009
     The following table sets forth the Named Executive Officers’ outstanding equity awards as of the end of fiscal 2009.

	Stock Awards
		Number of Shares or Units of	Market Value of Shares or Units of
		Stock That Have Not	Stock That Have Not Vested
Name and Title	Grant Date	Vested (#)(1)	($)(2)

Robert A. Virtue	6/19/2007	9,000	31,770
President & CEO	6/16/2009	20,000	70,600

Douglas A. Virtue	6/19/2007	9,000	31,770
Executive Vice President	6/16/2009	20,000	70,600

Robert E. Dose	6/19/2007	9,000	31,770
Vice President Finance	6/16/2009	20,000	70,600

Lori L. Swafford	6/19/2007	9,000	31,770
Vice President & Corporate Counsel	6/16/2009	20,000	70,600

Larry O. Wonder	6/19/2007	9,000	31,770
Vice President Sales	6/16/2009	20,000	70,600

(1)	All RSUs vest at 20% per year for five years from the grant date. For the 20,000 RSUs remaining from June 16, 2009 RSU award included in this table there are five remaining vesting dates: June 30, 2010, June 16, 2011, June 16, 2012, June 16, 2013, June 16, 2014. For the 9,000 RSUs remaining from the June 19, 2007 RSU award there are three remaining vesting dates: June 19, 2010, June 19, 2011, and June 19, 2012.

(2)	All year-end dollar values were computed based on the fiscal year-end closing price of $3.53 per share of common stock.

Option Exercises and Stock Vested for Fiscal 2009
     The following table sets forth information concerning the Named Executive Officers’ exercise of stock options and vesting of RSUs during fiscal 2009.

	Stock Awards
	Number of
	Shares
	Acquired on	Value Realized on
	Vesting	Vesting
Name and Position	(#)	($)(1)

Robert A. Virtue	3,000	10,620
President & CEO

Douglas A. Virtue	3,000	10,620
Executive Vice President

Robert E, Dose	6,000	21,090
Vice President Finance

Lori L. Swafford	6,000	21,090
Vice President & Corporate Counsel

Larry O. Wonder	6,000	21,090
Vice President Sales

(1)	The Value Realized on Vesting of RSUs is calculated by multiplying the number of shares vested by the difference between the closing market price per share on the date of vesting less the $0.01 par value of the share of Common Stock that is paid by the Named Executive Officer.

Pension Benefits for Fiscal 2009
     The following table sets forth information concerning the payments available under the Virco Important Performers (VIP) Plan and the Virco Mfg. Corporation Employees Retirement Plan, both of whose benefit accruals were frozen in 2003.

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name and Title	Plan Name	(#)	($) (1) (2)	($)

Robert A. Virtue	Virco Important
President & CEO	Performers (VIP) Plan	18	1,485,233	201,539
	Virco Mfg. Corporation
	Employees Retirement Plan	47	2,049,334	126,162

Douglas A. Virtue	Virco Important
Executive Vice President	Performers (VIP) Plan	11	—	—
	Virco Mfg. Corporation
	Employees Retirement Plan	18	492,460	—

Robert E. Dose	Virco Important
Vice President Finance	Performers (VIP) Plan	11	—	—
	Virco Mfg. Corporation
	Employees Retirement Plan	13	476,113	—

Lori L. Swafford	Virco Important
Vice President & Corporate Counsel	Performers (VIP) Plan	7	—	—
	Virco Mfg. Corporation
	Employees Retirement Plan	8	207,526	—

Larry O. Wonder	Virco Important
Vice President Sales	Performers (VIP) Plan	14	—	—
	Virco Mfg. Corporation
	Employees Retirement Plan	25	584,690	—

(1)	The amounts in this column are based on the same assumptions used in the preparation of the Company’s fiscal 2009 financial statements, which are described in the MD&A and Footnote #4 to the Company’s Form 10-K for the fiscal year ended January 31, 2010.

(2)	The pension plans that the Named Executive Officers participate in were frozen in 2003. The Named Executive Officers did not accrue any additional benefits during fiscal 2009.
Nonqualified Deferred Compensation for Fiscal 2009
     The Company does not have a deferred compensation plan.

Potential Payments upon Termination or Change-in-Control
     As discussed in the CD&A above, the Company does not have employment agreements with any of the Named Executive Officers. Retirement, death, disability and change-in-control events do not trigger the payment of compensation to the Named Executive Officers that is not available to all salaried employees (including the amounts included in the “Pension Benefits for Fiscal 2009” table). Named Executive Officers do not have a contractual right to receive severance benefits.
     As noted in “Post-Employment and Other Events,” pursuant to the Company’s 1997 and 2007 Stock Incentive Plans, the vesting of all outstanding stock awards is accelerated upon a change-in-control. In addition, under the Virco Important Performers (VIP) Plan, the vesting of retirement benefits is accelerated upon the occurrence of a change-in-control or the death of the participant, however, all of the Named Executive Officers are currently vested in their retirement benefits under the VIP Plan. Change-in-control is defined as a party other than the members of the Virtue family accumulating 20% or more of the Company’s Common Stock. The following table quantifies compensation that would be payable to the Named Executive Officers upon a change-in-control. The tables assume that the event occurred on the last business day of fiscal 2009.
Value in Event of Change-in-Control with or without Employment Termination

	Stock Awards
	Number of
	Shares
	Acquired on	Value Realized on
	Vesting	Vesting
Name and Position	(#)	($)(1)

Robert A. Virtue	9,000	31,770
President & CEO	20,000	70,600

Douglas A. Virtue	9,000	31,770
Executive Vice President	20,000	70,600

Robert E, Dose	9,000	31,770
Vice President Finance	20,000	70,600

Lori L. Swafford	9,000	31,770
Vice President & Corporate Counsel	20,000	70,600

Larry O. Wonder	9,000	31,770
Vice President Sales	20,000	70,600

(1)	The Value Realized on Vesting of RSUs is calculated by multiplying the number of shares that would vest upon a change-in-control by the difference between the closing market price of $3.53 per share on the last business day of fiscal 2009 less the $0.01 par value of the share of Common Stock that is paid by the Named Executive Officer.

DIRECTOR COMPENSATION
     Directors who are also officers of the Company receive no additional compensation for their services as directors. The Company’s non-employee directors receive an annual retainer of $62,500 composed of (i) $37,500 in the form of quarterly cash payments and (ii) $25,000 in the form of a restricted stock grant, granted each year on the date of the Annual Meeting of Stockholders. In addition, each non-employee director who serves as a lead director or as the Chair or member of a Board committee also receives an additional annual retainer for his or her services. The lead director receives $20,000 in cash per year. The Audit Committee Chair receives $7,500 per year, and Audit Committee members receive $4,500 per year. Chairs of the Compensation Committee and the Corporate Governance/Nominating Committee each receive an additional $5,000 and the members of these committees each receive $3,000 per year. Directors are also reimbursed for travel and related expenses incurred to attend meetings. The Company has also established a pension plan for non-employee directors who have served as such for at least 10 years, providing for a series of quarterly payments (equal to the portion paid to the non-employee directors’ annual service fee) for such director’s lifetime following the date on which such director ceases to be a director for any reason other than death. Effective December 31, 2003, the Company froze all future benefit accruals under the pension plan.
     The Company’s Guidelines with regard to Common Stock ownership by directors is for each director to own Common Stock with a market value of three times or more the annual cash retainer.

	Fees Earned		Change in Pension Value and
	or	Stock	Nonqualified Deferred	All Other
	Paid in Cash	Awards	Compensation Earnings	Compensation	Total
Name	($) (1)	($) (2)	($) (3)	($) (4)	($)

Donald S. Friesz	45,000	25,000	—	39,720	109,720
Thomas J. Schulte	48,000	25,000	—	—	73,000
Robert K. Montgomery	45,500	25,000	19,948	—	90,448
Albert J. Moyer	70,000	25,000	—	—	95,000
Glen D. Parish	39,000	25,000	—	64,491	128,491
Donald A. Patrick	48,000	25,000	—	—	73,000
Dr James R. Wilburn	43,500	25,000	—	—	68,500

(1)	Cash fees include the cash portion of the annual retainer plus fees for serving as a lead director, committee chair, or committee member.

(2)	The amounts shown in this column are the aggregate grant date fair value of stock awards granted during the fiscal year, computed in accordance with FASB 718. The assumptions used to calculate these figures are described in Footnote #5 of the Company’s Form 10-K for the fiscal year ended January 31, 2010.

(3)	The pension plan that directors participate in was frozen in 2003. The directors did not accrue any additional benefits during fiscal 2009. The change in pension amount includes the effect of a change in discount rate from 6.75% in fiscal 2008 to 5.75% in fiscal 2009, and the decrease in the discount period. Due to the change in discount rate and discount periods, the change in pension value for Donald S. Friesz decreased by $5,667, the change in pension value for Donald A. Patrick decreased by $9,134, and the change in pension value for James R. Wilburn decreased by $3,398.

(4)	Messrs. Friesz and Parish are former officers of the Company. Other compensation consists of pension benefits earned as an employee of the Company and paid in retirement.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information
Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding options	- excluding
	options, warrants	warrants and	securities reflected
	and rights	rights	in column
Plan category	(#)	($)	($)

Equity compensation plans approved by security holders	12,100	8.9	256,615 (1)

Equity compensation plans not approved by security holders	—	—	—

Total	12,100	8.9	256,615 (1)

(1)	Represents the number of shares available for issuance as of January 31, 2010, under the Company’s 2007 Stock Incentive Plan.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     The Audit Committee, among its other duties and responsibilities, reviews and monitors all related party transactions and has adopted the Company’s “Related Party Transaction Policies and Procedures” (the “Policy”). The Board of Directors has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify (as applicable) any transaction with a related party in which the aggregate amount involved is expected to be less than $250,000. The Chair of the Audit Committee is required to provide to the Board of Directors for review a summary of each new transaction pre-approved by the Chair of the Audit Committee pursuant to this policy at the meeting of the Board of Directors next following such approval or ratification. Under the Policy, the Audit Committee is responsible for reviewing and approving transactions with a related party in which the aggregate amount is expected to exceed $250,000, and both the Audit Committee and the Board of Directors are responsible for reviewing and approving transactions with a related party in which the aggregate amount is expected to equal or exceed $500,000. If advance Audit Committee and/or Board of Directors approval is not feasible, then the transaction with the related party will be considered and, if the Audit Committee and/or Board of Directors determine it to be appropriate, ratified at the next regularly scheduled meeting. In determining whether to approve the entry into a transaction with a related party, the Audit Committee and/or Board of Directors as applicable will assess, among other factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a transaction with a related party will be ongoing, the Audit Committee and/or Board of Directors may establish guidelines for the Company’s management to follow in its dealings with such related party. Thereafter, the Audit Committee and/or Board of Directors as applicable, on at least an annual basis, will review and asses the relationship with the related party to determine whether the relationship is in compliance with the Policy and remains appropriate. No director shall participate in any discussion or approval of a transaction for which he or she is a related party, except that this director shall provide all material information concerning the transaction to the Audit Committee and/or Board of Directors as applicable.
     Robert K. Montgomery is a member of the Board of Directors of the Company. Mr. Montgomery is a Retired Former Partner of the law firm Gibson, Dunn & Crutcher LLP, which has provided legal services to the Company. The Company expects that such law firm will continue to render legal services to the Company.
     In fiscal 2009, the Company paid approximately $643,000 to Hedgehog Design LLC, which provides product design and related services to the Company. Robert Mills, the sole member of Hedgehog Design, LLC, resides with Lori L. Swafford, Vice President & Corporate Counsel for the Company.

     In keeping with the Company’s policy on Related Party Transactions, the Board and the Audit Committee have reviewed and ratified the terms and circumstances of the transactions with Mr. Mills and found them to be properly approved when initiated in 2002; in the best interests of the Company at the time, at present, and going forward; and no more favorable than terms offered and sums paid to similarly situated companies and individuals offering comparable services. As part of the review and ratification process, the product lines designed by Mr. Mills were evaluated for financial and market performance. It was determined that these product lines had and will likely continue to have a favorable impact on the Company’s results.
REPORT OF THE AUDIT COMMITTEE
     The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.virco.com. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States.
     In this context, the Audit Committee has reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010, with management and the independent auditors, including their judgment of the quality and appropriateness of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board standards, SEC rules, and other applicable standards. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communication with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence. The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. The Audit Committee also reviewed and discussed with management its report on internal control over financial reporting and the related audit performed by the independent auditors which confirmed the effectiveness of the Company’s internal control over financial reporting.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Thomas J. Schulte, Chair
Donald S. Friesz
Albert J. Moyer
Donald A. Patrick
     The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
RELATIONSHIP WITH INDEPENDENT AUDITORS
     Ernst & Young LLP audited the Company’s financial statements for fiscal 2009 and has been selected by the Audit Committee to audit the Company’s financial statements for fiscal 2010. The Audit Committee is directly responsible for the engagement of the outside auditor. In making its determination, the Audit Committee reviewed both the audit scope and estimated audit fees for the coming year. Each professional service performed by Ernst & Young LLP during fiscal 2009 was reviewed, and the possible effect of such service on the independence of the firm was considered, by the Audit Committee. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
     The Audit Committee has adopted policies and procedures for pre-approving all audit services, audit-related services, tax services and non-audit services performed by Ernst & Young LLP. Specifically, the Audit Committee has pre-approved the use of Ernst & Young LLP for detailed, specific types of services within the following categories: annual audits, quarterly reviews and statutory audits, preparation of certain corporate tax returns, regulatory implementation and compliance and risk assessment guidance. In each case, the Audit Committee has also set specific annual ranges or limits on the amount of each category of services which the Company would obtain from Ernst & Young LLP, which limits and amounts are established periodically by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee. The Audit Committee monitors the performance of all services provided by the independent auditor to determine whether such services are in compliance with the Company’s pre-approval policies and procedures.
Fees Paid to Ernst & Young LLP
     The following table shows the fees that the Company paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2009 and 2008. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2009	2008
	($)	($)
Audit Fees	438,054	476,125
Audit -Related Fees	47,000	47,000
Tax Fees	1,200	—
All Other Fees	—	—

Total	486,254	523,125

     Audit Fees. Audit fees are the aggregate fees for services of the outside auditor for audits of the Company’s annual financial statements, the audit of internal control over financial reporting, including testing and compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and review of the Company’s quarterly financial statements included in the Company’s Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
     Audit-Related Fees. Audit-related fees are those fees for services provided by the outside auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included as audit fees. The services for the fees disclosed under this category include the audit of the Company’s 401(k) and qualified pension plans.
     Tax Fees. Tax fees are those fees for services provided by the outside auditor, primarily in connection with the Company’s tax compliance activities, including technical tax advice related to the preparation of tax returns.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     The Company’s Audit Committee has selected Ernst & Young LLP, independent auditors, to audit its financial statements for the fiscal year ending January 31, 2011, and recommends that the stockholders vote for ratification of that appointment. The Company’s Audit Committee has reviewed the professional services provided by Ernst & Young LLP, as described above, has considered the possible effect of such services on the independence of the firm, and has determined that such services have not affected Ernst & Young LLP’s independence. Notwithstanding this selection, the Audit Committee, at its discretion, may direct the appointment of new auditors at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of a majority of the votes cast is required to ratify the Audit Committee’s selection. The Company is not required to submit the selection of the independent auditors to the stockholders for approval, but is doing so as a matter of good corporate governance. If the stockholders reject the selection, the Board of Directors will reconsider its selection. The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP.
Other Matters
     Section 16 (a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than 10% of any equity security of the Company to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based solely on a review of the copies of the forms that the Company received, and other information available to it, to the best of the Company’s knowledge all such reports were timely filed.
     2011 Stockholder Proposals. If a stockholder wishes to submit a proposal for consideration at the 2011 Annual Meeting of Stockholders and wants that proposal to appear in the Company’s proxy statement and form of proxy for that meeting, the proposal must be submitted in writing to the Company’s Corporate Secretary at 2027 Harpers Way, Torrance, California 90501, Attention: Robert E. Dose, no later than January 10, 2011, and must comply with all applicable SEC requirements. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement and form of proxy.
     The Company’s bylaws also establish an advance notice procedure with regard to nominations of persons for election to the Board of Directors and proposals for other business that are not submitted for inclusion in the Proxy Statement and form of proxy but that a stockholder instead wishes to present directly at an Annual Meeting of Stockholders. If a stockholder wishes to submit a nominee or other business for consideration at the 2011 Annual Meeting of Stockholders without including that nominee or proposal in the Company’s Proxy Statement and form of proxy, the Company’s bylaws require, among other things, that the stockholder submission contain certain information concerning the nominee or other business, as the case may be, and other information specified in the Company’s bylaws, and that the stockholder provide the Company with written notice of such nominee or business no later than February 8, 2011, provided that, if the 2011 Annual Meeting of Stockholders is advanced or delayed more than 40 days from the anniversary date of the previous year’s annual meeting, such nominee or proposal of other business must be submitted no later than the close of business on the later of the 120th day prior to the 2011 Annual Meeting of Stockholders or the 10th day following the first public announcement of the date of such meeting. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement specifying the size of increase before February 8, 2011, then a stockholder notice will be considered timely only with respect to nominees for new positions created by such increase if submitted not later than the close of business on the 10th day following the first public announcement of such increase. A stockholder notice should be sent to the Company’s Corporate Secretary at 2027 Harpers Way, Torrance, California 90501, Attention: Robert E. Dose. Proposals or nominations not meeting the advance notice requirements in the Company’s bylaws will not be entertained at the 2011 Annual Meeting of Stockholders. A copy of the full text of the relevant bylaw provisions may be obtained from the Company’s filing with the SEC or by writing our Corporate Secretary at the address identified above.
     Additional Matters Considered at the Annual Meeting. The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as stated herein. If other matters do properly come before the Annual Meeting, the persons named on the accompanying proxy card will vote the proxies in accordance with their judgment in such matters.
     Householding. The Company will deliver only one Proxy Statement and accompanying Annual Report to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and accompanying Annual Report to a stockholder at a shared address to which a single copy of such documents are delivered. A stockholder can notify the Company that the stockholder wishes to receive a separate copy of the Proxy Statement and/or Annual Report by contacting the Company’s Corporate Secretary at 2027 Harpers Way, Torrance, California 90501 or at (310) 553-0474. Similarly, stockholders sharing an address who are receiving multiple copies of the Proxy Statement and accompanying Annual Report may request delivery of a single copy of the Proxy Statement and/or Annual Report by contacting the Company at the address set forth above or at (310) 533-0474.
     Availability of Annual Report. The Annual Report to Stockholders of the Company for the fiscal year ended January 31, 2010, is being mailed to stockholders concurrently herewith and is also available online at www.virco.com. The Company will also provide without charge a copy of its Annual Report on Form 10-K , including financial statements and related schedules, filed with the Securities and Exchange Commission, upon written or oral request from any person who was a holder of record, or who represents in good faith that he/she was a beneficial owner, of Common Stock of the Company on April 16, 2010. Any such request shall be addressed to the Company at 2027 Harpers Way, Torrance, California 90501, Attention: Robert E. Dose, Secretary or by calling (310) 533-0474.

By Order of the Board of Directors
/s/ ROBERT E. DOSE
Robert E. Dose
Secretary

Torrance, California
May 10, 2010

You can now access your Virco Mfg. Corporation account online.
Access your Virco Mfg. Corporation account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Virco Mfg. Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect ®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 8, 2010. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://service.virco.com/financialinfo
▼ FOLD AND DETACH HERE ▼
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
VIRCO MFG. CORPORATION
Annual Meeting of Stockholders — June 8, 2010
     The undersigned hereby appoints each of Robert A. Virtue, Douglas A. Virtue and Robert E. Dose, or either of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Common Stock of Virco Mfg. Corporation (the “Company”) which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held June 8, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250
    (Continued and to be marked, dated and signed, on the other side)
73927

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting day.

INTERNET
http://www.proxyvoting.com/virc
VIRCO MFG. CORPORATION	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
73927
▼ FOLD AND DETACH HERE ▼

Please mark your votes as	☒
indicated in this example

	FOR	WITHHOLD	*EXCEPTIONS
	ALL	FOR ALL				FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS	☐	☐	☐	2.	Ratification of appointment of Independent Auditors	☐	☐	☐
Nominees:
	01 Douglas A. Virtue 02 Thomas J. Schulte 03 Albert J. Moyer			THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL OF THE NOMINEES TO THE BOARD OF DIRECTORS, “FOR” PROPOSAL 2, AND IN THE DISCRETION OF THE HOLDERS OF THE PROXY ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING IN THE DISCRETION OF THE HOLDERS OF THE PROXY.
(INSTRUCTIONS: To specify different instructions with regard to cumulative voting or to withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date